UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2020

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Whippany Road, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 617-1309

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange of which registered
Common Stock, $0.001 Par Value	MLNT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard, Transfer of Listing.

As previously disclosed, on December 27, 2019, Melinta Therapeutics, Inc. (the “Company”) and its debtor affiliates (together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Petitions”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”) (Case No. 19-12748).

On January 2, 2020, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5450(b)(3)(C), as the Company failed to maintain a market value of publicly held shares of $15,000,000 over the thirty (30) consecutive business days from November 13, 2019, to December 23, 2019 (the “Deficiency Notice”).

Also on January 2, 2020, the Company received a Staff Delisting Determination letter from the Listing Qualifications Staff of Nasdaq indicating that, in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, the Staff has determined that the Company’s securities will be delisted from Nasdaq unless the Company requests an appeal of such determination.

The Nasdaq Listing Rules allow Nasdaq to use its discretionary authority to suspend or terminate the listing of a company based on any event, condition or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for continued listing on Nasdaq, including when a company has filed for protection under any provision of the federal bankruptcy laws. Nasdaq based its determination on the following factors: (i) the Chapter 11 Petitions and associated public interest concerns raised by the Chapter 11 Petitions; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements for continued listing on Nasdaq, including, but not limited to, Listing Rule 5450(b)(3)(C) as noted in the Deficiency Notice.

The letter provides that, should the Company fail to request a hearing before the Nasdaq Hearings Panel by January 9, 2020, trading of the Company’s securities will be suspended at the opening of business on January 13, 2020, and a Form 25-NSE will be filed with the Securities and Exchange Commission thereafter, which will remove the Company’s securities from listing and registration on Nasdaq. The Company will not appeal this determination and thus expects trading of its common stock to be suspended at the opening of business on January 13, 2020. Following suspension of trading and delisting from Nasdaq, the Company’s common stock would only be expected to trade, if it trades at all, on the over-the-counter market.

Cautionary Statements

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 cases is highly speculative and poses substantial risks. Such risks will be increased as a result of a delisting from Nasdaq. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 cases. The transactions specified in the Restructuring Support Agreement, as previously disclosed on December 27, 2019, between the Debtors and the supporting lenders in connection with the Chapter 11 cases contemplate that existing equity interests in the Company would be cancelled and that the holders thereof will neither receive nor retain any property on account thereof. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Additional information about the Chapter 11 cases is available through the Company’s claims agent Kurtzman Carson Consultants LLC at www.kccllc.net/melinta. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELINTA THERAPEUTICS, INC.

By:	/s/ Peter J. Milligan

Peter J. Milligan
Chief Financial Officer

Dated: January 8, 2020